EXHIBIT 12.1

                                          EMT CORP.
                                   CALCULATION OF RATIO OF
                                  EARNINGS TO FIXED CHARGES
                                    (DOLLARS IN THOUSANDS)

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

                     Period From      Period From     Year    Period From  Period From     Year      Year      Year      Year
                   January 1, 2003  January 1, 2002  Ended   Dec 22, 2001  July 1, 2001   Ended     Ended     Ended     Ended
                          to               to        Dec 31,   to Dec 31,        to      June 30,  June 30,   June 30,  June 30,
                    March 31, 2003   March 31, 2002   2002        2001     Dec 21, 2001    2001      2000      1999      1998
                    --------------   --------------   ----        ----     ------------    ----      ----      ----      ----
Interest
Expense...........      $6,120           $8,651     $33,422     $1,087       $26,514      $101,655    $45,448  $22,123  $1,498
Amortization of Debt
  Issuance
Costs.............         397              357       1,595       43             757         1,584        639      332      24
Income Before
  Taxes...........       3,593            8,308      24,638      820          11,640        10,787      3,926    3,748     202
                        ------           ------      ------    -----          ------       -------     ------   ------  ------
Earnings............    10,110           17,356      59,655    1,950          38,911       114,026     50,013   26,203   1,724
                        ------           ------      ------    -----          ------       -------     ------   ------   -----

Interest
Expense...........       6,120            8,651      33,422    1,087          26,514       101,655     45,448   22,123   1,498
Amortization of Debt
  Issuance Costs...        397              397       1,595       43             757         1,584        639      332      24
                        ------           ------       ------    -----         ------       -------     ------  -------   -----
      Fixed Charges..    6,517            9,048      35,017    1,130          27,271       103,239     46,087   22,455   1,522
                        ------           ------      ------    -----          ------       -------     ------  -------   -----

Ratio of Earnings to
      Fixed Charges....   1.55%            1.92%       1.70%    1.73%            1.43%         1.10%      1.09%    1.17%   1.13%
                         =====            =====       =====    =====            =====         =====      =====    =====   =====


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